Exhibit 10.2

GENWORTH FINANCIAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Approved July 20, 2005

INTRODUCTION

The Genworth Financial, Inc. Supplemental Executive Retirement Plan is a non-qualified deferred compensation plan established and maintained solely for the purpose of providing a select group of highly compensated and management Executive employees with additional retirement benefits.

The Genworth Financial, Inc. Board of Directors has determined that the benefits to be paid under this Plan constitute reasonable compensation for the services rendered and to be rendered by eligible employees.

SECTION I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Wherever used, the masculine pronoun shall be deemed to refer either to a male or female, and the singular shall be deemed to refer to the singular or plural, as appropriate by context.

1.1 Average Annual Compensation. One-third of the Employee’s Compensation for the highest 36 consecutive months during the last 120 completed months before his date of retirement or death, whichever is earlier. The Committee shall specify the basis for determining any Employee’s Compensation for any portion of the 120 completed months used to compute the Employee’s Average Annual Compensation during which the Employee was not employed by an Employer participating in this Plan.

1.2 Beneficiary. The person(s) or entity designated by the Participant, in the manner determined by the Committee, to receive benefits attributable to the Participant under the Plan upon the Participant’s death. A Participant may revoke or change any Beneficiary designation under the Plan in the manner determined by the Committee. If a Participant fails to designate a Beneficiary, the payment of benefits under the Plan on account of his death shall be governed by the beneficiary elections designated by the Participant under the Qualified Plan. If no designation has been made under the Qualified Plan, benefits will be paid to the Participant’s spouse, if married, or to his estate, if single.

1.3 Board. The members of the Board of Directors of Genworth Financial, Inc.

1.4 Code. The Internal Revenue Code of 1986, as amended. A reference to a particular Code Section shall include a reference to any regulation issued under the Section.

1.5 Committee. The Benefits Committee appointed by the Board to be responsible for the Plan and its administration.

1.6 Company. Genworth Financial, Inc.

1.7 Compensation. 100% of compensation (salary plus bonus whether paid or deferred).

1.8 Effective Date. The date General Electric Company’s ownership of the Company ceases to be more than 50%.

1.9 Employee. A person receiving eligible pay from the Company or an affiliate that participates in the Plan.

1.10 Executive. Employees who are assigned to salary band 1 by the Company as of the Effective Date or later.

1.11 Participant. Each eligible Executive Employee identified by the Committee to participate in this Plan.

1.12 Pension Benefit Service. Pension Benefit Service shall mean the elapsed time of employment with the Company expressed in years beginning on or after the Effective Date and ending upon termination of service. Breaks in service shall not be included in Pension Benefit Service. Any period of service within a calendar month will count as a full month of service. Pension Benefit Service may also include:

(a) any period of service with the Company as the Committee may otherwise provide by rules and regulations issued with respect to this Plan; and

(b) any period of service with another employer as may be approved from time to time by the Committee but only to the extent that any conditions specified in such approval have been met.

1.13 Plan. The Genworth Financial, Inc. Supplemental Executive Retirement Plan.

1.14 Plan Year. The initial Plan Year is from the Effective Date to December 31, 2005. Thereafter, the Plan Year will be the calendar year.

1.15 Qualified Plan. The Genworth Financial, Inc. Retirement and Savings Plan, as amended from time to time.

1.16 Supplementary Pension. The monthly benefit payable to an Executive under this Plan.

1.17 Vesting Service. Vesting Service means Pension Benefit Service as described above beginning on the Effective Date, except a minimum of five years of Company only Pension Benefit Service is required to obtain full vesting as described in Section 3.1.

SECTION II

ELIGIBLE EMPLOYEES

2.1 In General. Each Employee who is an Executive throughout any two consecutive years out of the last five year period, preceding the date of his termination of service shall be eligible for the benefits provided herein. Pension benefit service recognized by General Electric Company and its affiliates as of the Effective Date and Company Pension Benefit Service would be considered to determine whether the two consecutive year eligibility requirement has been met. The Committee shall have sole discretion in determining an Employee’s eligibility for and inclusion in this Plan.

2.2 Eligibility of Personnel Outside the United States. The Committee may approve the continued participation in the Plan of an individual who is localized outside the United States as an employee of the Company and who otherwise meets all of the eligibility conditions set forth herein during such localization. The designated individual’s service and pay (translated to U.S. dollars) while localized, with appropriate offsets for local country benefits, shall be counted in calculating his Supplementary Pension. Such calculation and the individual’s entitlement to any benefits herein shall be determined consistent with the principles of the Plan as they apply to participants who are not localized, provided that the Company, or its delegate, may direct such other treatment, if any, as it deems appropriate.

SECTION III

ENTITLEMENT TO AND

AMOUNT OF SUPPLEMENTARY PENSION

3.1 Vesting. Each Participant shall become 100% vested in his Supplementary Pension benefit upon the attainment of age 60 and 5 years of Vesting Service, or upon the Participant’s death or disability. For purposes of this Section, disability will be determined in accordance with the Company’s long-term disability plan. Notwithstanding the foregoing, a Participant shall become 100% vested in his Supplementary Pension benefit upon a Change of Control, as defined in the Genworth Financial, Inc. 2005 Change of Control Plan, as may be amended from time to time.

3.2 Amount of Benefit. The annual Supplementary Pension payable to an eligible Executive who retires on or after attainment of age 60 shall be equal to the following:

(a) 1.45% times Pension Benefit Service times the Participant’s Average Annual Compensation (maximum is 50% of the Employee’s Average Annual Compensation for the highest consecutive 36 months) less:

(i) Vested Benefits from the Retirement Plan feature of the Qualified Plan (including Retirement Contributions and Transition Contributions accounts), if any, converted to an annual annuity using a single-life form;

(ii) Retirement benefits derived from Company contributions attributable to Employee’s foreign service with the Company or an affiliate, if applicable; and

(iii) Vested accrued benefits earned under the Genworth Financial, Inc. Retained Executive Pension Plan, if applicable.

The Supplementary Pension of an Executive who continues in the service of the Company after age 60 shall not commence before his actual retirement date following termination of service, regardless of whether such Employee has attained age 70½.

SECTION IV

PAYMENT OF BENEFITS

4.1 Commencement of Benefits. Benefits under this Plan shall commence following the Participant’s severance from service date, but for “Key Employees” as defined under federal tax law, in no event shall benefits commence earlier than six-months following such Participant’s severance from service date. In no event will benefits commence earlier than age 60 for any reason other than death. The six-month period will not apply in the event of death of the Participant. Benefits shall be payable monthly based on the annual amount determined under Section 3.2.

4.2 Method of Payment. Payment of the Supplementary Pension provided for herein shall be made as follows:

(a) 5 Year Certain and Life Annuity – Single Participants. A Participant who is not married on his severance from service date will receive payments throughout his lifetime with payments guaranteed for 5 years. If the Participant dies before the 5-year period ends, monthly payments will be made to the Participant’s Beneficiary for the remaining 5-year guaranteed period, as applicable.

(b) 50% Joint and Survivor Annuity – Married Participants. A Participant who is married on his severance from service date will receive payments throughout his life. After the Participant’s death, the Beneficiary will receive monthly payments throughout his or her life equal to 50% of the amount the Participant was receiving.

4.3 Impact of Reemployment. Benefit payments will be immediately suspended in the event of reemployment with the Company with an Employee’s eligibility for participation in this Plan. Upon a subsequent severance from service benefits shall be determined based upon provisions of this Plan with an adjustment for any payments made following an earlier severance, if applicable. Benefit payments will continue in the event of reemployment with the Company without an Employee’s eligibility for participation in this Plan.

SECTION V

PAYMENTS UPON DEATH

5.1 If a Participant dies while in active service, or if a former Employee entitled to a Supplementary Pension dies prior to commencement of a Supplementary Pension, a 50% Joint and Survivor death benefit (determined as described in Section 4.2 as if the Participant had been receiving a benefit immediately before his death) shall be payable to the Beneficiary under this Plan. Such death benefit shall be based on the Participant’s accrued benefit at the time of his death.

5.2 The Beneficiary’s payments will commence on the earliest date the Participant would have been eligible to begin his benefit payments from the Plan.

5.3 If a Participant dies after beginning to receive his benefit, the death benefit shall be based and payments continued at the appropriate level applicable to the Participant pursuant to Section 4.2.

SECTION VI

PAYMENT UPON DISABILITY

6.1 If a Participant terminates employment due to disability, he is entitled to his Supplementary Pension as of the date of his disability. The benefit will be payable when the Participant reaches age 60. Payments will be made according to the method of payment that applies to the Participant pursuant to Section 4.2 on the later of his date of disability or the date he reaches age 60. Disability for purposes of this Section means a Participant is unable to engage in any substantial employment gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

SECTION VII

TAXES

7.1 Withholding Taxes. All payments under the Plan shall be subject to and net of amounts sufficient to satisfy all federal, state, and local withholding tax requirements.

7.2 Social Security Taxes. Social Security and Medicare (“FICA”) taxes are payable upon the Participant’s attainment of age 60 determined based upon his then accumulated vested Plan benefits and in accordance with IRS regulations even if the Participant remains employed after age 60. In addition, FICA taxes will also become due on the annual vested benefits accrued each year determined in accordance with Section 3.2 after the Participant attains age 60. FICA taxes will be paid by the Participant and the Company based on their respective shares under the FICA rules. The Participant’s share of FICA taxes will be paid by payroll deduction or from his or her benefit under this Plan, as agreed to by the parties.

SECTION VIII

ADMINISTRATION

8.1 This Plan shall be administered by the Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve in its sole and absolute discretion any and all questions or claims, including interpretations of this Plan, as may arise in connection with this Plan.

8.2 In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may also serve as counsel to the Company.

8.3 The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan or making any claim hereunder.

SECTION IX

AMENDMENT OR TERMINATION

9.1 The Committee may, in its sole discretion and by written resolution, terminate, suspend or amend this Plan at any time, in whole or in part. However, no such termination, suspension or amendment shall adversely affect (a) the benefits of any Employee who retired under the Plan prior to the date of such termination, suspension or amendment; or (b) the right of any then current Employee to receive upon retirement, or of his or her surviving spouse to receive upon such Employee’s death, the amount as a Supplementary Pension or death benefit, as the case may be, to which such person would have been entitled under this Plan computed to the date of such termination, suspension or amendment, taking into account the Employee’s Pension Benefit Service and Average Annual Compensation calculated as of the date of such termination, suspension or amendment.

SECTION X

GENERAL CONDITIONS

10.1 Funding. The benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

10.2 Assignment. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.

10.3 No Contract of Employment. No employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the employment of the Company. The right and power of the Company to dismiss or discharge any employee is expressly reserved.

10.4 Terms. All terms used in this Plan which are defined in the Qualified Plan shall have the same meaning herein as therein, unless otherwise expressly provided in this Plan.

10.5 Plan Provisions Govern. The rights under this Plan of a Participant who leaves the employment of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Participant, shall be governed by the provisions of this Plan in effect on the date such Participant leaves the employment of the Company, except as otherwise specifically provided in this Plan.

10.6 Governing Law. The law of the Commonwealth of Virginia shall govern the construction and administration of this Plan, to the extent not pre-empted by federal law.

10.7 Compliance with Code Section 409A. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Plan document that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.